SUBJECT: **Terms of Separation**

DATE: May 4, 2020

TO: Keith Woodward

FROM: Chris Killingstad

This terms of separation letter ("Separation Letter") follows up on our discussion relating to your separation from employment with Tennant Company ("Tennant") effective July 31, 2020 ("Separation Date"). As discussed, your separation from employment is due to your voluntary decision to resign from Tennant effective as of the Separation Date. Unless your employment is terminated by Tennant for Cause (as defined in Tennant's Executive Officer Severance Plan) prior to the Separation Date, you will remain employed by Tennant through the Separation Date and your employment with Tennant will end effective as of the Separation Date.

Transition Period

During the remainder of your employment with Tennant, you will continue to earn your annualized base salary of $435,000, paid in bi-weekly installments and subject to all required withholdings, and will continue to be eligible for any employee benefits offered by Tennant and for which you are qualified. You will not be eligible to earn or receive any payments under Tennant's short-term incentive plan or long-term incentive plan, except as provided below. You also acknowledge that you will not be entitled to any vacation pay upon separation from Tennant.

Your short-term medical leave with Tennant shall end and you shall resume your active employment with Tennant on May 1, 2020. During the remainder of your employment with Tennant, you (i) will provide advice to Tennant's finance department to facilitate a smooth transition of your responsibilities and provide such other advice to the finance department as requested by Tennant's CEO or Interim CFO, and (ii) will not be an officer of Tennant or have any authority to bind Tennant. You will have no other duties or responsibilities other than those listed in (i) above.

Consideration

If you remain employed through the Separation Date, the restricted stock unit granted to you on December 1, 2018 for 8,354 shares shall vest as to 3,017 of such shares (the "Pro-Rata Shares"), representing a pro-rated portion of the shares for the period from December 1, 2018 to December 31, 2019, on July 31, 2020, and the remaining shares shall be forfeited; provided that the vested shares shall be delivered to you only if and after you sign and do not rescind the enclosed Release within the periods identified in the Release and comply with all terms and conditions identified in the Release (the "Consideration"). Delivery of the shares shall occur as soon as administratively possible after expiration of the rescission deadline identified in the Release. If you do not sign the Release or you rescind the Release, or if you do not comply with any of the other terms and conditions identified in the Release, then you will not be eligible to receive the Consideration. You will also vest in the Pro-Rata Shares if your employment terminates due to your death or Disability (as defined in Tennant's 2020 Stock Incentive Plan) prior to your Separation Date, and such Pro-Rata Shares shall be delivered to you (or your Successor, as defined in the 2020 Stock Incentive Plan) as soon as administratively possible following such termination.

SEC Reporting Obligations and Stock Restrictions

Your obligation to report changes in your holdings of Tennant stock on SEC Forms 4 and 5 has terminated, provided that you have not had an open market sale or purchase of Tennant stock within the six months of your Separation Date. If you have had any unreported transactions in Tennant stock in the last six months, please contact Mary Talbott, Tennant's General Counsel, who will be glad to assist you with any ongoing reporting obligations.

You are also no longer subject to compliance with Rule 144 with respect to your sales of Tennant stock. The principal significance of this change is that you are no longer subject to the volume and manner of sale requirements that applied to your sale transactions while you were an executive officer, and you no longer need to file a Form 144 in connection with your sales of Tennant stock.

However, you are still prohibited from buying or selling Tennant stock if you are aware of material, non-public information you obtained from Tennant or any party associated with Tennant. In addition, you may not disclose ("tip") material, non-public information about Tennant to any person who might trade on the information. You also must continue to comply with the trading windows and pre-clearance requirements under Tennant's insider trading policy.

If you have questions about your benefits, please feel free to speak with Carol McKnight, Senior Vice President, Human Resources, or the General Counsel.

If you agree that this Separation Letter accurately summarizes the terms or your resignation and separation from employment with Tennant, assuming a Separation Date of July 31, 2020, please indicate by signing below.

TENNANT COMPANY

Keith Woodward

May 4, 2020

Date

H. Chris Killingstad

May 4, 2020

Date